COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS FLORIDA INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


EXHIBIT A:

                  LEHMAN BROTHERS
   PERIOD             10-YEAR            DREYFUS FLORIDA
                     MUNICIPAL             INTERMEDIATE
                   BOND INDEX *         MUNICIPAL BOND FUND

  1/21/92             10,000                   10,000
  12/31/92            10,869                   10,935
  12/31/93            12,257                   12,339
  12/31/94            11,672                   11,732
  12/31/95            13,676                   13,373
  12/31/96            14,297                   13,821
  12/31/97            15,618                   14,699

*Source: Lehman Brothers